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                                                                  EXHIBIT (10)-2
                                      January 19, 1998
Mr. Richard M. Scrushy
Chairman and Chief Executive Officer
HEALTHSOUTH Corporation
One HealthSouth Parkway
Birmingham, AL 35243

Dear Richard:

     In acknowledgment of your decision to accept the position as Chairman and Acting Chief Executive Officer of MedPartners, Inc. ("Company"), and as compensation for the responsibilities and duties that you will perform in such positions (the details of which are fully set forth in Exhibit A attached hereto), on January 19, 1998, the Compensation Committee of the Board of Directors of the Company granted you an option to purchase four million shares of the Company's Common Stock, par value $.001 per share ("Option"). The terms of the Option are fully set forth in the Nonqualified Stock Option Agreement attached hereto.

     As set forth in Exhibit A hereto, it is understood that you will serve the Company as Chairman and Acting Chief Executive Officer for an initial term of six months, during which time it is anticipated that you will develop and begin the execution of a strategy for revitalizing the Company. During this term, and for the remainder of the 1998 calendar year, as required, you will serve the Company as Acting Chief Executive Officer while the Company, under your guidance, searches for a permanent chief executive officer who is capable of implementing your business strategy. Following the appointment of a permanent chief executive officer, it is expected that you will remain the Chairman of the Company and that you will continue to devote a significant portion of your time and energies overseeing the business affairs of the Company and the successful implementation of the strategic plan and be available for consultation. While serving as Acting Chief Executive Officer, you will be paid a base salary in cash at an annual rate of $500,000.

     It is our belief that your appointment as Chairman and Acting Chief Executive Officer is a turning point for the Company.

                                      Very truly yours,

                                      Charles W. Newhall III
                                      Chairman, Compensation Committee
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                                                                       EXHIBIT A

                                EMPLOYMENT TERMS

Title:.....................Chairman and Acting Chief Executive Officer.


Term:..................... Initial 6 month term as Chairman and Acting Chief
                             Executive Officer to develop and execute turnaround strategy. A continuing term through the remainder of1998 as Chairman and Acting Chief Executive Officer while leading search efforts to find a permanent chief executive officer capable of implementing the strategy. To remain as active Chairman devoting significant time and energies to overseeing the affairs of the Company and to help ensure the successful implementation of the Company's strategic plan following the appointment of a permanent chief executive officer.


Responsibilities as Acting
Chief Executive Officer:.. To exercise operational and management control over the day-to-day affairs of the Company, subject to the oversight of the executive committee and the board of directors.

                           To restore investor confidence and the confidence of
                             key physicians/employees.

                           To develop a short-term management plan to address
                             the immediate operating challenges facing the Company.

                           To develop a long-term strategic plan to restore
                             long-term profitability and growth potential.

                           To report regularly to the board with respect to the
                             progress on all such fronts.

                           To help the board implement the strategies developed
                             above and to find a full-time CEO capable of assuming day-to-day operational control and effectively implementing such strategy.


Responsibilities as
Chairman:................. To monitor the operations and financial results of the Company and to help ensure that the Company remains on track once a turnaround strategy has been implemented.

                           To report to the full board as to the progress of the
                             Company and its management team in meeting the targets which are established under the strategic plan.

                           To help identify any weaknesses in management systems
                             and controls or in the Company's operating strategies on an ongoing basis and to design plans to correct such weaknesses.

                           To set the broad strategic direction and vision for
                             the Company.


Compensation:............. $500,000 annual cash salary, payable semi-monthly, during the term as Acting Chief Executive Officer. No cash compensation while serving as Chairman (other than normal director fees).

                           No pension or other benefits other than normal
                             expense reimbursement.

                           The grant of an option to purchase four million
                             shares of the Company's Common Stock at an exercise price of $9 per share, subject to the terms and conditions set forth in the attached Nonqualified Stock Option Agreement.


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